EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Record Net Income of $10.2 Million, a 73% Increase, for the Quarter Ended December 31, 2018

BOWIE, Md., Jan. 23, 2019 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq: OLBK), the parent company of Old Line Bank (the “Bank”), reports net income increased $4.3 million, or 73.49%, to $10.2 million for the three months ended December 31, 2018, compared to $5.9 million for the three month period ended December 31, 2017.  Earnings were $0.60 per basic and $0.59 per diluted common share for the three months ended December 31, 2018, compared to $0.47 per basic and $0.46 per diluted common share for the three months ended December 31, 2017.  The increase in net income for the fourth quarter of 2018 as compared to the same 2017 period is primarily the result of increases of $6.8 million in net interest income and $2.4 million in non-interest income, partially offset by a $3.2 million increase in non-interest expense.

Our efficiency ratio was 49.39% for the three months ended December 31, 2018 compared to 56.45% for the same three month period of 2017. Return on average assets (“ROAA”) was 1.37% for the quarter compared to 1.12% for the quarter ended December 31, 2017.

Net loans held for investment at December 31, 2018 increased $712.9 million, or 42.02%, compared to December 31, 2017.  Net loans held for investment includes loans that were acquired in the Bay Bancorp, Inc. (“BYBK”) acquisition of approximately $477 million at December 31, 2018.  We sold an additional $3.7 million in loans during the quarter that we previously identified as troubled loans acquired in the BYBK acquisition, resulting in a gain on sale of $556 thousand. Loans held for sale increased approximately $7.2 million compared to December 31, 2017.

Net income was $27.2 million for the twelve months ended December 31, 2018, compared to $16.0 million for the same period of 2017, an increase of $11.3 million, or 70.50%.  Earnings were $1.73 per basic and $1.71 per diluted common share for the twelve months ended December 31, 2018, an increase of 25.73% and 26.42%, compared to $1.38 per basic and $1.35 per diluted common share for the same period of 2017.  The increase in net income is primarily the result of increases of $27.8 million, or 44.81%, in net interest income and $4.2 million in non-interest income, partially offset by a $17.8 million increase in non-interest expense.

The Company incurred merger expenses during the twelve month periods ended December 31, 2018 and 2017 in connection with the Company’s acquisitions of BYBK in April 2018 and DCB Bancshares, Inc. (“DCBB”), the former parent company of Damascus Community Bank, in July 2017.  Excluding these expenses, operating net income (which is a non-GAAP financial measure) for the twelve months ended December 31, 2018 would have been $34.9 million or $2.22 per basic and $2.19 per diluted common share, compared to operating net income of $18.9 million or $1.63 per basic and $1.60 per diluted common share for the twelve months ended December 31, 2017, an increase of 84.78% for the 2018 period over the same twelve month period of 2017.

Our efficiency ratio was 61.51% and 64.14%, respectively, for the twelve months ended December 31, 2018 and 2017.  Excluding the merger-related expenses we incurred during 2018 and 2017, the adjusted operating efficiency ratio (a non-GAAP financial measure) improved to 52.28% for the twelve months ended December 31, 2018 from 58.44% for the same period of 2017.

ROAA was 1.01% and 0.84%, respectively, for the twelve months ended December 31, 2018 and 2017.  Excluding the merger-related expenses we incurred during 2018 and 2017, the adjusted ROAA (a non-GAAP financial measure) improved to 1.29% from 0.99% for the twelve months ended December 31, 2018 and 2017, respectively.

Net interest income increased during each of the three and twelve month periods ended December 31, 2018 compared to the same periods of 2017, primarily as a result of increases in interest income on loans, partially offset by increases in interest expense.  Non-interest expense increased for the three month period ended December 31, 2018 compared to the same period of 2017 primarily due to increases in salaries and benefits, occupancy and equipment, core deposit amortization, and other operating expenses.  Non-interest expense increased for the twelve month period ended December 31, 2018 primarily as a result of increases of $6.4 million in salaries and employee benefits and $5.4 million in merger-related expenses, as well as increases in occupancy and equipment, data processing, core deposit amortization, and other operating expenses.  Salaries and benefits and occupancy and equipment expenses increased primarily as a result of the additional staff and the new branches, and core deposit amortization increased primarily as a result of higher premiums due to the deposits, that we acquired in the BYBK and DCBB acquisitions.  Other operating expenses increased due to increases in general operating costs, such as FDIC insurance, marketing and advertising, sponsorships and donations, loan expenses, software expense, and telephone expense.

As of December 31, 2018, the Company had total assets of approximately $2.95 billion, net loans of approximately $2.4 billion and deposits of approximately $2.3 billion.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We are extremely pleased to report a positive trend in our financial performance and steady balance sheet growth.  We had a record-breaking fourth quarter, increasing net income by 73.49% to $10.2 million.  Cost management was a key driver of our improved performance during the quarter, as reflected in our improved efficiency ratio of 49.39% and ROA of 1.37%.  Net income for the year also increased, up 70.50% over 2017.  We continue to pride ourselves in building relationships with our customers that results in loan and deposit growth.  We had significant organic loan growth of 23.15% for the year while maintaining strong asset quality, with non-performing assets at 0.20% of total assets at December 31, 2018.  Our efforts have led to great strides in our financial performance this year, to the benefit of our stockholders.  While we do not expect to continue to experience this level of  growth during 2019, we believe that we are in a good position heading into the year to continue to enhance earnings and our balance sheet.”

4th QUARTER HIGHLIGHTS:

  Average gross loans increased $740.3 million, or 44.19%, during the three month period ended December 31, 2018, to $2.4 billion from $1.7 billion during the three month period ended December 31, 2017.

  Total yield on interest earning assets increased to 4.70% for the three months ended December 31, 2018, compared to 4.39% for the same period of 2017.

  ROAA and return on average equity (“ROAE”) were 1.37% and 10.70%, respectively, compared to ROAA and ROAE of 1.12% and 11.09%, respectively, for the fourth quarter of 2017.

  The efficiency ratio was 49.39% for the three months ended December 31, 2018 compared to 56.45% for the same period of 2017.

  We terminated the BYBK pension plan at more advantageous terms than we had expected, resulting in a decrease in goodwill of $1.1 million.

  Total deposits grew by $53.8 million, or 2.40%, during the quarter.

2018 FULL YEAR HIGHLIGHTS:

  The merger with BYBK became effective April 13, 2018, resulting in total assets of $2.9 billion.

  ROAA and ROAE were 1.01% and 8.29%, respectively, compared to ROAA and ROAE of 0.84% and 8.53%, respectively, for the twelve months ended December 31, 2017.  Excluding the merger-related expenses, adjusted ROAA and ROAE (each a non-GAAP financial measure) would have been 1.29% and 10.62%, respectively, for the twelve months ended December 31, 2018 and 0.99% and 9.77% for the twelve months ended December 31, 2017.

  Excluding merger-related expenses, the adjusted efficiency ratio (a non-GAAP financial measure) was 52.28% for the twelve months ended December 31, 2018 compared to 58.44% for the same period of 2017.

  The net interest margin was 3.75% compared to 3.69% for the twelve months ended December 31, 2017.  Total yield on interest earning assets increased to 4.63%  compared to 4.35% for the twelve months ended December 31, 2017.

  Net loans held for investment increased $712.9 million to $2.4 billion from $1.7 billion at December 31, 2017.  Organic loan growth was $313.5 million, or 23.15%.

  Average gross loans increased $675.6 million, or 44.29%, to $2.4 billion from $1.5 billion during the twelve month period ended December 31, 2017.

  Troubled acquired loans totaling $25.3 million were sold.

  Total assets increased $844.4 million, or 40.10%, primarily due to increases of $712.9 million in loans held for investment, $68.2 million in goodwill, $26.3 million in bank owned life insurance, $9.1 million in core deposit intangibles, and $9.3 million in cash and cash equivalents.

  Total deposits grew by $643.1 million, or 38.91%.

  Non-performing assets to total assets remain consistent at 0.20% at December 31, 2018 compared to 0.18% at December 31, 2017.

  We ended the fourth quarter of 2018 with a book value of $21.77 per common share and a tangible book value of $15.39 per common share compared to $16.61 and $14.10, respectively, at December 31, 2017.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Results of Operations for the Three Months Ended December 31, 2018 Compared to December 31, 2017

Average interest earning assets increased $751.7 million for the three month period ended December 31, 2018 compared to the same period of 2017.  The average yield on such assets was 4.70% for the three months ended December 31, 2018 compared to 4.39% for the comparable 2017 period.  The increase in the average yield is primarily the result of higher yields on our loans held for investment.  Average interest bearing liabilities increased $585.8 million for the three month period ended December 31, 2018 compared to the same period of 2017, primarily as a result of the deposits we acquired in the BYBK acquisition.  The average rate paid on such liabilities increased to 1.39% for the three month period ended December 31, 2018 compared to 0.91% for the same period in 2017 due to higher rates paid on both interest bearing deposits and borrowings.

The net interest margin for the three months ended December 31, 2018 decreased to 3.66% from 3.72% in the fourth quarter of 2017.  The net interest margin decreased due to increased interest rates on both deposits and on our borrowed funds, partially offset by an increase in the yield on our interest-earning assets.  The net interest margin during the fourth quarter of 2018 was also affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with fair value marks during the three months ended December 31, 2018 compared to the same period of 2017.  The fair value accretion/amortization is recorded on pay-downs recognized during the quarter, which contributed 13 basis points for the three months ended December 31, 2018 compared to five basis points for the three months ended December 31, 2017.

Net interest income increased $6.8 million, or 39.71%, for the three months ended December 31, 2018 compared to the same period of 2017, almost entirely due to an increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses increased $514 thousand for the three month period ended December 31, 2018 compared to the same period of 2017 due to the organic loan growth.

Non-interest income increased $2.4 million, or 133.06%, for the three month period ended December 31, 2018 compared to the same period of 2017, primarily as a result of income of $641 thousand from our new point of sale (“POS”) sponsorship program and increases of $772 thousand in other fees and commissions, $556 thousand in gain on sales of loans and $225 thousand in earnings on bank owned life insurance (“BOLI”).  The increase in other fees and commissions is primarily due to $518 thousand of reversals on previously charged-off loans during the quarter.  The increase in gain on sale of loans is the result of the sale of $3.7 million in loans that we previously identified as troubled loans acquired in the BYBK acquisition; we had no such sales during the same period of 2017. The increase in earnings on BOLI is due to the $16.3 million of BOLI acquired in the BYBK acquisition and $8.5 million in new BOLI policies purchased since December 31, 2017.

Non-interest expense increased $3.2 million, or 29.96%, for the three month period ended December 31, 2018 compared to the same period of 2017, primarily as a result of increases in salaries and benefits, occupancy and equipment, core deposit amortization, and other operating expenses.  Salaries and benefits increased $1.5 million primarily as a result of the additional staff, and occupancy and equipment expenses increased $403 thousand primarily as a result of the new branches, that we acquired in the BYBK acquisition.  Core deposit amortization increased $345 thousand as a result of the higher premiums resulting from the deposits we acquired in the BYBK acquisition. Other operating expenses increased $801 thousand due to increases in general operating costs, such as FDIC insurance, marketing and advertising, sponsorships and donations, loan expenses, software expense, and telephone expense.

Results of Operations for the Twelve Months Ended December 31, 2018 Compared to December 31, 2017

Average interest earning assets increased $692.2 million for the twelve month period ended December 31, 2018 compared to the same period of 2017.  The average yield on such assets was 4.63% for the twelve months ended December 31, 2018 compared to 4.35% for the comparable 2017 period.  The increase in the average yield on interest earning assets is primarily the result of higher yields on our loans held for investment and our investment portfolio.  Average interest-bearing liabilities increased $489.3 million for the twelve month period ended December 31, 2018 compared to the same period of 2017.  The average rate paid on such liabilities increased to 1.19% for the twelve month period ended December 31, 2018 compared to 0.88% for the same period in 2017, due to higher rates paid on both interest bearing deposits and borrowings.

The net interest margin for the twelve months ended December 31, 2018 increased to 3.75% from 3.69% in the same period of 2017.  The net interest margin increased due to an improvement in the yield on interest earning assets and an increase in non-interest bearing deposits as a source of funding, partially offset by the increase in interest expense, due to increased interest paid on both deposits and on our borrowed funds.  The net interest margin during 2018 was also affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with fair value marks during the twelve months ended December 31, 2018 compared to the same period of 2017.  The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed 13 basis points for the twelve months ended December 31, 2018 compared to seven basis points for 2017.

Net interest income increased $27.8 million, or 44.81%, for the twelve month period ended December 31, 2018 compared to the same period of 2017, almost entirely due to an increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses increased $894 thousand for the twelve month period ended December 31, 2018 compared to the same period of 2017 due to organic loan growth.

Non-interest income increased $4.2 million, or 53.59%, for the twelve month period ended December 31, 2018 compared to the same period of 2017, primarily as a result of income of $2.0 million from our new POS sponsorship program as well as increases of $1.0 million in other fees and commissions, $639 thousand in earnings on BOLI, $791 thousand in service charges on deposit accounts, and $462 thousand in gain on sale of loans, partially offset by a decrease of $498 thousand in income on marketable loans.  The increase in other fees and commissions is primarily due to increases of $131 thousand in rental income, $415 thousand in miscellaneous income and $182 thousand of reversals on previously charged-off loans during 2018. The increase in earnings on BOLI is due to the $16.3 million of BOLI acquired in the BYBK acquisition and $8.5 million in new BOLI policies purchased since December 31, 2017.  The increase in service charges on deposit accounts is the result of increased income on bank debit cards due to the higher deposit base primarily as a result of the DCBB and BYBK acquisitions.  The decrease in income on marketable loans is the result of a decrease in the premium amounts we received on residential mortgage loans that we sold in the secondary market compared to the same period of 2017.

Non-interest expense increased $17.8 million, or 39.80%, for the twelve month period ended December 31, 2018 compared to the same period of 2017, primarily as a result of increases in merger and integration expenses, salaries and benefits, occupancy and equipment, data processing, core deposit amortization, and other operating expenses.  We incurred $9.4 million in merger and integration expenses during the twelve month period ended December 31, 2018 due to the BYBK acquisition compared to $4.0 million in merger and integration expenses due to the DCBB acquisition during 2017.  Salaries and benefits increased $6.4 million primarily as a result of the additional staff, and occupancy and equipment expenses increased $1.8 million primarily as a result of the new branches, that we acquired in the DCBB and BYBK acquisitions.  The $1.0 million increase in data processing expenses resulted from additional customer transactions due to growth.  Core deposit amortization increased $1.2 million as a result of the higher premiums resulting from the deposits we acquired in the DCBB and BYBK acquisitions. Other operating expenses increased $2.1 million during the 2018 period due to increases in general operating costs.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. The Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers, to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statement in this press release that “while we do not expect to continue to experience this level of growth during 2019, we believe that we are in a good position heading into the year to continue to enhance earnings and our balance sheet,” constitutes a “forward-looking statement” as defined by Federal securities laws.  Such statement is subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statement.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: deterioration in general economic conditions, an economic slowdown greater than we have anticipated in 2019, or a return to recessionary conditions; that changes in interest rates and monetary policy could adversely affect Old Line Bancshares; changes in competitive, governmental, regulatory, technological, and other factors that may affect Old Line Bancshares specifically or the banking industry generally, including effects on the economy in our local markets as a result of the ongoing partial government shutdown; changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business; and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2017 and that may be discussed in other filings we may make with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017 (1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$41,495,763	$45,774,719	$61,684,888	$85,617,226	$33,562,652
Interest bearing accounts	2,051,273	3,522,685	3,845,419	2,687,988	1,354,870
Federal funds sold	953,582	1,008,801	928,337	200,366	256,589
Total cash and cash equivalents	44,500,618	50,306,205	66,458,644	88,505,580	35,174,111
Investment securities available for sale	219,705,762	216,358,059	209,941,534	210,353,788	218,352,558
Loans held for sale	11,564,993	8,829,777	34,037,532	3,934,086	4,404,294
Loans held for investment, less allowance for loan losses of $7,471,023
and $5,920,586 for December 31, 2018 and December 31, 2017	2,409,227,698	2,384,579,814	2,347,821,496	1,756,576,833	1,696,361,431
Equity securities at cost	11,150,750	13,063,250	14,854,746	7,782,847	8,977,747
Premises and equipment	42,624,787	43,060,727	43,719,013	40,991,968	41,173,810
Accrued interest receivable	7,958,511	8,072,826	7,715,123	5,310,151	5,476,230
Bank owned life insurance	67,920,021	67,490,846	67,062,920	41,849,569	41,612,496
Annuity plan	6,268,426	6,298,627	6,276,320	5,981,809	5,981,809
Other real estate owned	882,510	1,469,166	2,357,947	1,799,598	2,003,998
Goodwill	93,297,441	94,403,635	94,403,635	25,083,675	25,083,675
Core deposit intangible	15,362,232	16,024,950	16,688,635	5,985,657	6,297,970
Other assets	19,543,346	21,060,315	22,038,116	16,556,056	14,713,323
Total assets	$2,950,007,095	$2,931,018,197	$2,933,375,661	$2,210,711,617	$2,105,613,452

Deposits
Non-interest bearing	$559,059,672	$581,339,177	$603,257,708	$572,119,981	$451,803,052
Interest bearing	1,736,989,227	1,660,902,293	1,604,420,214	1,213,584,463	1,201,100,317
Total deposits	2,296,048,899	2,242,241,470	2,207,677,922	1,785,704,444	1,652,903,369
Short term borrowings	228,184,856	272,534,890	314,676,164	161,477,872	192,611,971
Long term borrowings	38,371,291	38,304,981	38,238,670	38,172,653	38,106,930
Accrued interest payable	2,844,715	1,643,666	1,827,605	1,105,830	1,471,954
Supplemental executive retirement plan	5,997,819	6,123,518	6,057,063	5,975,159	5,893,255
Income taxes payable	139,579	-	-	4,182,749	2,157,375
Other liabilities	7,649,402	9,989,481	10,553,800	3,700,120	4,741,412
Total liabilities	2,579,236,561	2,570,838,006	2,579,031,224	2,000,318,827	1,897,886,266

Stockholders' equity
Common stock	170,311	169,889	169,889	125,667	125,083
Additional paid-in capital	293,501,107	293,139,653	292,836,679	149,691,736	148,882,865
Retained earnings	82,628,356	74,167,389	67,601,752	66,573,919	61,054,487
Accumulated other comprehensive loss	(5,529,240)	(7,296,740)	(6,263,883)	(5,998,532)	(2,335,249)
Total stockholders' equity	370,770,534	360,180,191	354,344,437	210,392,790	207,727,186
Total liabilities and stockholders' equity	$2,950,007,095	$2,931,018,197	$2,933,375,661	$2,210,711,617	$2,105,613,452
Shares of basic common stock outstanding	17,031,052	16,988,883	16,988,883	12,566,696	12,508,332

(1) Financial information at December 31, 2017 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2018	2018	2018	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$29,284,012	$29,056,813	$26,448,728	$19,700,762	$18,979,170	$104,490,315	$68,132,398
Investment securities and other	1,743,737	1,696,512	1,719,989	1,623,577	1,452,644	6,783,815	5,480,323
Total interest income	31,027,749	30,753,325	28,168,717	21,324,339	20,431,814	111,274,130	73,612,721
Interest expense
Deposits	5,067,752	4,098,787	3,146,235	2,306,733	2,146,390	14,619,507	7,321,031
Borrowed funds	1,891,413	1,768,532	1,714,250	1,334,831	1,057,846	6,709,026	4,177,602
Total interest expense	6,959,165	5,867,319	4,860,485	3,641,564	3,204,236	21,328,533	11,498,633
Net interest income	24,068,584	24,886,006	23,308,232	17,682,775	17,227,578	89,945,597	62,114,088
Provision for loan losses	613,672	307,870	532,257	394,896	100,000	1,848,695	955,108
Net interest income after provision for loan losses	23,454,912	24,578,136	22,775,975	17,287,879	17,127,578	88,096,902	61,158,980
Non-interest income
Service charges on deposit accounts	745,646	728,550	722,879	576,584	593,641	2,773,659	1,982,981
POS sponsorship program	641,063	711,577	673,502	-	-	2,026,142	-
Gain on sales or calls of investment securities	-	-	-	-	-	-	35,258
Earnings on bank owned life insurance	531,604	520,785	461,056	292,936	306,355	1,806,381	1,167,467
Gains (losses) on disposal of assets	-	(1,100)	-	14,366	(46,400)	13,266	73,663
Loss on write down of stock	-	(91,498)	(60,998)	-	-	(152,496)	-
Gain on sale of loans	556,358	-	-	-	-	556,358	94,714
Income on marketable loans	479,824	411,850	511,879	418,472	479,588	1,822,025	2,319,806
Other fees and commissions	1,238,049	525,171	879,733	492,663	465,697	3,135,616	2,126,716
Total non-interest income	4,192,544	2,805,335	3,188,051	1,795,021	1,798,881	11,980,951	7,800,605
Non-interest expense
Salaries & employee benefits	6,743,042	7,491,736	7,201,335	5,485,450	5,267,469	26,921,563	20,551,525
Occupancy & equipment	2,339,115	2,349,691	2,242,640	1,980,401	1,936,420	8,911,847	7,073,696
Data processing	699,769	659,926	702,182	609,639	510,073	2,671,516	1,671,720
Merger and integration	-	2,282,705	7,121,802	-	-	9,404,507	3,985,514
Core deposit amortization	662,718	663,685	540,737	312,313	317,268	2,179,453	968,880
(Gains) losses on sales of other real estate owned	(27,801)	26,266	41,956	12,516	-	52,937	(13,589)
OREO expense	77,142	(99,957)	27,995	184,994	45,224	190,174	301,394
Other operating	3,465,550	3,288,286	3,198,759	2,406,646	2,664,559	12,359,241	10,303,907
Total non-interest expense	13,959,535	16,662,338	21,077,406	10,991,959	10,741,013	62,691,238	44,843,047

Income before income taxes	13,687,921	10,721,133	4,886,620	8,090,941	8,185,446	37,386,615	24,116,538
Income tax expense	3,526,073	2,456,304	2,160,787	2,025,759	2,328,011	10,168,923	8,152,724
Net income available to common stockholders	$10,161,848	$8,264,829	$2,725,833	$6,065,182	$5,857,435	$27,217,692	$15,963,814
Earnings per basic share	$0.60	$0.49	$0.17	$0.48	$0.47	$1.73	$1.38
Earnings per diluted share	$0.59	$0.48	$0.17	$0.48	$0.46	$1.71	$1.35
Adjusted per basic share (non-GAAP)	$-	$0.58	$0.55	$-	$-	$2.22	$1.63
Adjusted per diluted share (non-GAAP)	$-	$0.57	$0.54	$-	$-	$2.19	$1.60
Dividend per common share	$0.10	$0.10	$0.10	$0.08	$0.08	$0.38	$0.32
Average number of basic shares	17,008,504	16,988,883	16,249,625	12,544,266	12,483,692	15,713,597	11,588,045
Average number of dilutive shares	17,181,820	17,187,837	16,464,580	12,743,282	12,696,087	15,913,220	11,799,184
Return on Average Assets	1.37%	1.12%	0.39%	1.16%	1.12%	1.01%	0.84%
Return on Average Equity	10.70%	8.89%	3.13%	11.36%	11.09%	8.29%	8.53%
Operating Efficiency (1)	49.39%	60.17%	79.55%	56.43%	56.45%	61.51%	64.14%

(1) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

RECONCILIATION OF NON-GAAP MEASURES

As the magnitude of merger-related expenses during the periods set forth below distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance measures excluding the effect of the merger-related expenses during the three and twelve month periods ended December 31, 2018 and 2017.  We believe this information is important to enable stockholders and other interested parties to assess the adjusted operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Twelve Months ended December 31, 2018	Twelve Months ended December 31, 2017
Net Income (GAAP)	$27,217,692	$15,963,814
Merger-related expenses, net of tax	7,643,988	2,902,912
Operating net income (non-GAAP)	$34,861,680	$18,866,726

Earnings per weighted average common shares, basic (GAAP)	$1.73	$1.38
Merger-related expenses, net of tax	0.49	0.25
Operating earnings per weighted average common share basic (non GAAP)	$2.22	$1.63

Earnings per weighted average common shares, diluted (GAAP)	$1.71	$1.35
Merger-related expenses, net of tax	0.48	0.25
Operating earnings per weighted average common share basic (non-GAAP)	$2.19	$1.60

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$62,691,238	$44,843,047
Merger-related expenses, gross	9,404,507	3,985,514
Operating noninterest expense (non-GAAP)	$72,095,745	40,857,533

Operating efficiency ratio (non-GAAP)	52.28%	58.44%

Operating noninterest expense as a % of average assets (annualized)	8.08%	2.15%

Return on average assets
Net income	$27,217,692	$15,963,814
Merger-related expenses, net of tax	7,643,988	2,902,912
Operating net income (non-GAAP)	$34,861,680	$18,866,726

Adjusted Return of Average Assets
Return on average assets (GAAP)	1.01	0.84
Effect to adjust for merger-related expenses, net of tax	0.28	0.15
Adjusted return on average assets	1.29%	0.99%

Return on average common equity
Net income available to common shareholders	$27,217,692	$15,963,814
Merger-related expenses, net of tax	7,643,988	2,902,912
Operating earnings (non-GAAP)	$34,861,680	$18,866,726

Adjusted Return on Average Equity
Return on average equity (GAAP)	8.29	8.53
Effect to adjust for merger-related expenses, net of tax	2.33	1.24
Adjusted return on average common equity (non-GAAP)	10.62%	9.77%

Old Line Bancshares, Inc. & Subsidiaries
Quarterly Average Balances, Interest and Yields

	12/31/2018		9/30/2018		6/30/2018		3/31/2018		12/31/2017
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$4,130,258	2.96%	$4,765,138	1.52%	$8,795,004	1.53%	$2,003,369	1.47%	$1,751,234	1.30%
Investment Securities (2)	236,018,603	3.18%	233,633,128	3.09%	235,854,989	3.19%	229,456,764	3.15%	225,504,844	3.04%
Loans	2,414,758,155	4.84%	2,397,054,094	4.84%	2,261,479,332	4.72%	1,720,721,476	4.69%	1,674,725,155	4.56%
Allowance for Loan Losses	(7,122,881)		(6,885,911)		(6,363,239)		(5,973,556)		(5,893,906)
Total Loans Net of allowance	2,407,635,274	4.86%	2,390,168,183	4.85%	2,255,116,093	4.74%	1,714,747,920	4.70%	1,668,831,249	4.58%
Total interest-earning assets	2,647,784,135	4.70%	2,628,566,449	4.69%	2,499,766,086	4.58%	1,946,208,053	4.52%	1,896,087,327	4.39%
Noninterest bearing cash	43,728,188		48,035,416		47,014,071		36,844,268		36,504,676
Goodwill and Intangibles	110,188,394		110,861,142		100,901,255		31,272,865		31,587,482
Premises and Equipment	42,902,372		43,626,501		43,592,991		41,088,624		41,956,286
Other Assets	101,812,816		103,995,121		98,152,802		69,837,318		63,412,181
Total Assets	$2,946,415,905		$2,935,084,629		$2,789,427,205		$2,125,251,128		$2,069,547,952

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,726,574,227	1.16%	$1,658,060,302	0.98%	$1,522,249,880	0.83%	$1,200,931,980	0.78%	$1,209,362,167	0.70%
Borrowed Funds	255,083,457	2.94%	283,169,572	2.48%	288,666,185	2.38%	235,924,800	2.29%	186,472,353	2.25%
Total interest-bearing liabilities	1,981,657,684	1.39%	1,941,229,874	1.20%	1,810,916,065	1.08%	1,436,856,780	1.03%	1,395,834,520	0.91%
Noninterest bearing deposits	572,704,465		601,558,786		615,780,315		457,850,993		450,655,820
	2,554,362,149		2,542,788,660		2,426,696,380		1,894,707,773		1,846,490,340

Other Liabilities	15,264,196		23,355,099		13,536,574		13,931,983		13,450,844
Stockholder's Equity	376,789,560		368,940,870		349,194,251		216,611,372		209,606,768
Total Liabilities and Stockholder's Equity	$2,946,415,905		$2,935,084,629		$2,789,427,205		$2,125,251,128		$2,069,547,952

Net interest spread		3.31%		3.49%		3.50%		3.49%		3.48%
Net interest income and Net interest margin(1)	$24,412,499	3.66%	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%

(1)   Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2)  Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended December 31, 2018 and 2017.    Fair value accretion for the current quarter and prior four quarters are as follows:

	12/31/2018		9/30/2018		6/30/2018		3/31/2018		12/31/2017
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$140,822	0.02%	$113,378	0.02%	$209,819	0.03%	$47,705	0.01%	$43,318	0.01%
Mortgage loans (1)	504,905	0.08	620,664	0.09	752,461	0.12	78,188	0.02	(10,675)	(0.00)
Consumer loans	104,350	0.02	110,220	0.02	126,575	0.02	97,544	0.02	106,269	0.02
Interest bearing deposits	61,038	0.01	70,157	0.01	70,178	0.01	80,886	0.02	95,755	0.02
Total Fair Value Accretion	$811,115	0.13%	$914,419	0.14%	$1,159,033	0.18%	$304,323	0.07%	$234,667	0.05%

(1) Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	12/31/2018		9/30/2018		6/30/2018		3/31/2018		12/31/2017
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$24,068,584	3.61%	$24,886,006	3.76%	$23,308,232	3.74%	$17,682,775	3.68%	$17,227,578	3.60%
Tax equivalent adjustment
Federal funds sold	124	0.00	92	0.00	80	0.00	36	0.00	31	0.00
Investment securities	157,634	0.02	159,520	0.02	161,340	0.03	160,911	0.04	275,685	0.06
Loans	186,157	0.03	181,630	0.03	189,592	0.03	190,036	0.04	289,726	0.06
Total tax equivalent adjustment	343,915	0.05	341,242	0.05	351,012	0.06	350,983	0.08	565,442	0.12
Tax equivalent interest yield	$24,412,499	3.66%	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%	$17,793,020	3.72%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Legacy Loans(1)
Period End Loan Balance	$1,668,118	$1,609,695	$1,543,113	$1,434,375	$1,354,573
Deferred Costs	3,087	2,805	2,364	2,374	2,013
Accruing	1,667,179	1,608,808	1,542,371	1,433,907	1,352,407
Non-accrual	939	887	742	468	474
Accruing 30-89 days past due	7,988	6,352	4,565	4,587	1,692
Accruing 90 or more days past due	-	1,785	178	-	-
Allowance for loan losses	7,005	6,699	6,444	6,075	5,739
Other real estate owned	-	-	-	425	425
Net charge offs (recoveries)	27	(1)	(3)	(2)	(2)

Acquired Loans(2)
Period End Loan Balance	$745,494	$779,060	$809,049	$326,085	$345,696
Accruing	741,777	775,438	807,241	324,787	338,914
Non-accrual(3)	3,718	3,622	1,808	1,298	1,291
Accruing 30-89 days past due	11,796	8,120	13,770	4,932	5,375
Accruing 90 or more days past due	243	733	361	330	116
Allowance for loan losses	466	281	260	182	182
Other real estate owned	883	1,469	2,358	1,375	1,579
Net charge offs (recoveries)	96	33	88	60	(2)

Allowance for loan losses as % of held for investment loans	0.31%	0.29%	0.29%	0.36%	0.35%
Allowance for loan losses as % of legacy held for investment loans	0.45%	0.42%	0.43%	0.42%	0.42%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.04%	0.03%	0.06%	0.05%
Total non-performing loans as a % of held for investment loans	0.20%	0.30%	0.13%	0.12%	0.11%
Total non-performing assets as a % of total assets	0.20%	0.29%	0.19%	0.18%	0.18%

(1) Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015, July 28, 2017 and April 13, 2018.
(2) Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015, from Regal Bank & Trust, on July 28, 2017 from DCB, and on April 13, 2018 from Bay Bancorp.  We originally recorded these loans at fair value upon acquisition.
(3) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

OLD LINE BANCSHARES, INC.
CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560